Exhibit 5.1

[Letterhead of Dewey & LeBoeuf LLP]

March 3, 2008

Central European Distribution Corporation

Two Bala Plaza

Suite 300

Bala Cynwyd, PA 19004

Ladies and Gentlemen:

We have acted as counsel for Central European Distribution Corporation, a Delaware corporation (the “Company”), in connection with the filing, with the U.S. Securities and Exchange Commission (the “Commission”) by the Company, of a Registration Statement on Form S-3 (the “Registration Statement”), including a basic prospectus (the “Basic Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), for the registration, under the Securities Act, of the offer and sale, from time to time, of an indeterminate amount of (i) one or more series of debt securities of the Company (the “Debt Securities”), which may be convertible or exchangeable into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or other securities, and which Debt Securities are to be issued pursuant an indenture between the Company and The Bank of New York, as trustee (the “Trustee”), in the form included as Exhibit 4.1 to the Registration Statement (such indenture, as the same may be supplemented from time to time, the “Indenture”); and (ii) shares of Common Stock, including shares of Common Stock issuable upon conversion or exchange of any Debt Securities (collectively, the “Shares”).

In connection with this letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate for the purposes of this letter, including the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company. We have also assumed the authenticity of all instruments presented to us as originals, the conformity to the originals of all instruments presented to us as copies, the genuineness of all signatures, the competency of each person signing each instrument presented to us, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, contracts, agreements, instruments and certificates we have reviewed as of their stated dates and as of the date hereof and, insofar as any matter in this letter relates to agreements between the Company and third parties, the due and valid authorization, execution and delivery of each such agreement by each party thereto, and the enforceability thereof, except to the extent expressly opined to herein. Furthermore, we have assumed, for purposes of this letter, that (i) at the time of any issuance, sale or delivery of Shares, a sufficient number of shares of Common Stock will be duly authorized and available for issuance; and (ii) each offer, issuance, sale or delivery of Debt Securities or Shares complies with applicable law.

Central European Distribution Corporation

March 3, 2008

Based upon the foregoing, and in reliance thereon, and subject to the additional limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1.         Upon the due authorization, execution and delivery of the Indenture by the Company and the Trustee and the adoption by the Company’s Board of Directors of resolutions duly authorizing and establishing the Debt Securities, and upon the due authentication by the Trustee, and the due execution and delivery by the Company, of the Debt Securities against payment therefor in accordance with the Indenture and such resolutions and as contemplated by the Registration Statement, the Basic Prospectus and all related supplements to the Basic Prospectus, the Debt Securities will be duly and validly issued and will constitute legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.        Upon the adoption by the Company’s Board of Directors of resolutions duly authorizing the issuance, sale and delivery of the Shares, and upon the due issuance and delivery of the Shares against payment therefor of legal consideration not less than the par value of such Shares in accordance with such resolutions (and, in the case of Shares to be issued upon conversion or exchange of Debt Securities, in accordance with the Indenture and the Debt Securities upon the due conversion or exchange of such Debt Securities) and as contemplated by the Registration Statement, the Basic Prospectus and all related supplements to the Basic Prospectus, the Shares will be duly and validly issued, fully paid and non-assessable.

* * *

We are members of the bar of the State of New York, and the opinions expressed herein are limited to the laws of the State of New York and the Delaware General Corporation Law. We do not express any opinion as to any other laws or as to matters governed by any other laws, and we express no opinion with respect to the Company’s compliance or non-compliance with applicable federal securities laws. Our opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to principles of comity and general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing.

We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Basic Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ DEWEY & LEBOEUF LLP

DEWEY & LEBOEUF LLP